Exhibit 99.1

Overstock.com CEO Announces Management Changes to Accelerate tZERO

Saum Noursalehi becomes CEO of tZERO; Ralph Daiuto becomes President of SpeedRoute; CEO Patrick Byrne also becomes President of Overstock.com Retail

SALT LAKE CITY - May 7, 2018 (GLOBE NEWSWIRE) -

Dear Owners,

It should be no surprise to you that I believe blockchain-meets-capital-markets is a world-historic opportunity and, due to our last three years of work with tZERO, we have a pole position (a point upon which I will expand in this week’s earnings call and shareholders meeting). In the interest of seizing this opportunity most aggressively, I am making a significant injection of human capital into tZERO, as follows:

Saum Noursalehi, formerly president of Overstock.com (NASDAQ:OSTK), will assume the role of CEO of tZERO. Out of the thousands of executives I have worked with through the years, I’ve never met anyone who can manage innovation like Saum. As a business-oriented technologist, his fingertip sense of the high costs of centralizing information and strong understanding of product teams and agile management makes him an extraordinarily effective executive. Saum’s proven track record as an innovative leader will help tZERO cement its market-leading position at the forefront of the emerging security token capital markets space.

To facilitate Saum’s appointment as CEO of tZERO, I am giving up the tZERO CEO title and assuming the role of tZERO Executive Chairman. With this move, I remain no less committed to tZERO, but my work will greatly benefit from the addition of Saum and the additional talent he will bring into tZERO. With this change and infusion of additional leadership into tZERO, I am confident we will have assembled the right team to take the company through its next phase.

Ralph A. Daiuto, Jr., Esq. becomes president of SpeedRoute and related entities in addition to his roles of general counsel and COO of tZERO. Ralph is an accomplished attorney and business leader with over two decades of experience in the securities industry. He has established and managed several broker-dealers and innovative technology companies and has overseen their daily operation, including legal, compliance, and regulatory matters. He holds various Securities licenses, including the Series 7, Series 24, Series 57, Series 63, and Series 99, and he is admitted to practice law in the states of New York and New Jersey, as well as the U.S. District Courts in the Southern and Eastern Districts of New York and the District of New Jersey.

After eight years of service, first with SpeedRoute and then tZERO, Joe Cammarata is moving from his executive capacity with the firm to focus on his tZERO board role, where we can continue to benefit from his guidance and vision. Joe has fulfilled the commitment he made to me over three years ago, to stick around this long. I thank Joe for his vision of working to integrate blockchain into the intricate world of capital markets, and for shepherding tZERO from its infancy to the cusp of world-shaking innovation at which it is poised today.

I strongly believe Saum assuming an active leadership role in building tZERO, coupled with his building of a top technology team, will radically accelerate tZERO’s innovation cycle while representing a significant commitment in resources to the success of tZERO.

As my own title and role change from CEO of Overstock to include President of Overstock Retail, I return to take over a wonderful retail executive team, which I am confident is the strongest in company history.

I encourage shareholder participation in our earnings call (scheduled for Tuesday, May 8) and shareholders meeting (scheduled for Wednesday, May 9) to learn more about this next phase in the evolution of our company.

Your humble servant,

Patrick M. Byrne

About Overstock.com

Overstock.com, Inc. Common Shares (NASDAQ:OSTK) / Series A Preferred (Medici Ventures’ tZERO platform: OSTKP) / Series B Preferred (OTCQX:OSTBP) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, décor, rugs, bedding, and home improvement. In addition to home goods, Overstock.com offers a variety of products including jewelry, electronics, apparel, and more, as well as a marketplace providing customers access to hundreds of thousands of products from third-party sellers. Additional stores include Pet Adoptions and Worldstock.com dedicated to selling artisan-crafted products from around the world. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock regularly posts information about the company and other related matters under Investor Relations on its website.

About tZERO

t0.com, Inc. (“tZERO“) is a majority owned subsidiary of Overstock.com, focusing on the development and commercialization of financial technology (FinTech) based on cryptographically-secured, decentralized ledgers – more commonly known as blockchain technologies. Since its inception, tZERO has pioneered the effort to bring greater efficiency and transparency to capital markets through the integration of blockchain technology. On December 18, 2017, tZERO opened its global $250 million USD Initial Coin Offering (ICO) to accredited investors. More information is available at tZERO.com.

O, Overstock.com, O.com, Club O, Main Street Revolution, and Worldstock are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Form 10-Q for the quarter ended December 31, 2017, which was filed with the SEC on March 15, 2018, and any subsequent filings with the SEC.

SOURCE: Overstock.com, Inc.

Media Contact:
pr@overstock.com

Investor Contact:
ir@overstock.com